SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

               Fomento Economico Mexicano, S.A. de C.V. ("FEMSA")
--------------------------------------------------------------------------------
                                (Name of Issuer)

 BD Units ("BD Units") consisting each of one Series B Share, without par value
  (a "B Share"), two Series D-B Shares, without par value (each a "D-B Share"), and two Series D-L Shares, without par value (each a "D-L Share"); American Depositary Shares, each representing one BD Unit ("BD Unit ADSs"); and B Units
                  ("B Units") each consisting of five B Shares.
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  344419106(1)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                   [ ]        Rule 13d-1(b)
                   [ ]        Rule 13d-1(c)
                   [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

_________

(1)CUSIP number is for the BD Unit ADSs only. No CUSIP number exists for the BD Units, B Units, B Shares, D-B Shares or D-L Shares, since such units and shares are not traded in the United States.

CUSIP No.          344419106                  13G                       Page  2  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A.,
      1  as Trustee
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER

                         1,473,334,215 B Shares;
     NUMBER OF           -0- D-B Shares;
                         -0- D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          6 -0-
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON           7 -0-
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,473,334,215 B Shares; -0- D-B Shares; and -0- D-L Shares
      9
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.81% of B Shares; 0.0% of D-B Shares; and 0.0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 00
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                    13G                    Page  3  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Max Michel Suberville
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                          42,270,176 B Shares;
     NUMBER OF            10,570,512 D-B Shares;
                          10,570,512 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING            42,270,176 B Shares;
      PERSON              10,570,512 D-B Shares;
                          10,570,512 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                          1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9  1,515,604,391 B Shares; 10,570,512 D-B Shares; and 10,570,512 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 55.36% of B Shares; 0.82% of D-B Shares; and 0.82% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                       13G                 Page  4  of 45  Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Eugenio Garza Laguera
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                          12,431,810 B Shares;
     NUMBER OF            22,144,320 D-B Shares;
                          22,144,320 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING            12,431,810 B Shares;
      PERSON              22,144,320 D-B Shares;
                       7  22,144,320 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9 1,485,766,025 B Shares; 22,144,320 D-B Shares; and 22,144,320 D-L Shares
-------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |x|
     10 (See Schedule IV)
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 54.27% of B Shares; 1.73% of D-B Shares; and 1.73% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                      13G                   Page  5  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Paulina Garza Gonda de Marroquin
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,848,203 B Shares;
     NUMBER OF           3,696,406 D-B Shares;
                         3,696,406 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,848,203 B Shares;
      PERSON             3,696,406 D-B Shares;
                       7 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,182,418 B Shares; 3,696,406 D-B Shares; and 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0.28% of D-B Shares; and 0.28% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                      13G                  Page  6 of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Barbara Garza Gonda de Braniff
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,848,203 B Shares;
     NUMBER OF           3,696,406 D-B Shares;
                         3,696,406 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,848,203 B Shares;
      PERSON             3,696,406 D-B Shares;
                       7 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,182,418 B Shares; 3,696,406 D-B Shares; and 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0.28% of D-B Shares; and 0.28% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                    13G                       Page  7  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Mariana Garza Gonda de Trevino Bryan
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,848,203 B Shares;
     NUMBER OF           3,696,406 D-B Shares;
                         3,696,406 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,848,203 B Shares;
      PERSON             3,696,406 D-B Shares;
                       7 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,182,418 B Shares; 3,696,406 D-B Shares; and 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0.28% of D-B Shares; and 0.28% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  8  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Eva Gonda de Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,848,203 B Shares;
     NUMBER OF           3,696,406 D-B Shares;
                         3,696,406 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,848,203 B Shares;
      PERSON             3,696,406 D-B Shares;
                       7 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,182,418 B Shares; 3,696,406 D-B Shares; and 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0.28% of D-B Shares; and 0.28% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  9  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Eva Garza Gonda de Fernandez
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,848,203 B Shares;
     NUMBER OF           3,696,406 D-B Shares;
                         3,696,406 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,848,203 B Shares;
      PERSON             3,696,406 D-B Shares;
                       7 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,182,418 B Shares; 3,696,406 D-B Shares; and 3,696,406 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0.28% of D-B Shares; and 0.28% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------



CUSIP No.          344419106                   13G                       Page  10  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Consuelo Garza Laguera de Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         11,011,980 B Shares;
     NUMBER OF           4,031,160 D-B Shares;
                         4,031,160 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           11,011,980 B Shares;
      PERSON             4,031,160 D-B Shares;
                       7 4,031,160 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,484,346,195 B Shares; 4,031,160 D-B Shares; and 4,031,160 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 54.22% of B Shares; 0.31% of D-B Shares; and 0.31% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  11  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Alfonso Garza Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         14,051 B Shares;
     NUMBER OF           15,302 D-B Shares;
                         15,302 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           14,051 B Shares;
      PERSON             15,302 D-B Shares;
                       7 15,302 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,348,266 B Shares, 15,302 D-B Shares; and 15,302 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.0012% of D-B Shares; and 0.0012% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  12  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Patricio Garza Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         6,400 B Shares;
     NUMBER OF           -0- D-B Shares;
                         -0- D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           6,400 B Shares;
      PERSON             -0- D-B Shares;
                       7 -0- D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,340,615 B Shares; -0- D-B Shares; and -0- D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  13  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Juan Carlos Garza Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         -0-
     NUMBER OF         5  (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON           7 -0-
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,334,215  B Shares; -0- D-B Shares; and -0- D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.81% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                    13G                     Page  14  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Eduardo Garza Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         13,317 B Shares;
     NUMBER OF           25,834 D-B Shares;
                         25,834 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           13,317 B Shares;
      PERSON             25,834 D-B Shares;
                       7 25,834 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,347,532 B Shares; 25,834 D-B Shares; and 25,834 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.002% of D-B Shares; and 0.002% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  15  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Eugenio Garza Garza
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER

     NUMBER OF         5 -0-
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON           7 -0-
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,334,215 B Shares; -0- D-B Shares; and  -0- D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.81% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  16  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Alberto Bailleres
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,503,694 B Shares;
     NUMBER OF           3,007,388 D-B Shares;
                         3,007,388 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,503,694 B Shares;
      PERSON             3,007,388 D-B Shares;
                       7 3,007,388 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,474,837,909 B Shares; 3,007,388 D-B Shares; and  3,007,388 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.87% of B Shares; 0.23% of D-B Shares; and 0.23% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  17  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Maria Teresa G. de Bailleres
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         11,760 B Shares;
     NUMBER OF           23,520 D-B Shares;
                         23,520 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           11,760 B Shares;
      PERSON             23,520 D-B Shares;
                       7 23,520 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,345,975 B Shares; 23,520 D-B Shares; and 23,520 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.0018% of D-B Shares; and 0.0018% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  18  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Inversiones Bursatiles Industriales, S.A. de C.V.
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         3,340 B Shares;
     NUMBER OF           6,680 D-B Shares;
                         6,680 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           3,340 B Shares;
      PERSON             6,680 D-B Shares;
                       7 6,680 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,337,555 B Shares; 6,680 D-B Shares; and  6,680 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.0005% of D-B Shares; and 0.0005% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 CO
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                    13G                       Page  19  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Corbal, S.A. de C.V.
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         139,030 B Shares;
     NUMBER OF           278,060 D-B Shares;
                         278,060 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON             139,030 B Shares;
                         278,060 D-B Shares;
                       7 278,060 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,473,245 B Shares; 278,060 D-B Shares; and 278,060 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.02% of D-B Shares; and 0.02% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 CO
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  20  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Magdalena M. de David
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         37,530,990 B Shares;
     NUMBER OF           6,359,030 D-B Shares;
                         6,359,030  D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           37,530,990 B Shares;
      PERSON             6,359,030 D-B Shares;
                         6,359,030  D-L Shares
                       7 (See Schedule IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,510,865,205 B Shares; 6,359,030 D-B Shares; and  6,359,030  D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |x|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 55.19% of B Shares; 0.50% of D-B Shares; and 0.50% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  21  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Alepage, S.A.
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         9,670 B Shares;
     NUMBER OF           6,940 D-B Shares;
                         6,940 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON             9,670 B Shares;
                         6,940 D-B Shares;
                       7 6,940 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,343,885 B Shares;  6,940 D-B Shares; and 6,940 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) | |
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.82% of B Shares; 0.0005% of D-B Shares; and 0.0005% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 CO
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  22  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Bancomer, S.A., as Trustee under Trust No. F/29013-0
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         525,550 B Shares
     NUMBER OF           1,051,100 D-B Shares;
                         1,051,100 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           525,550 B Shares
      PERSON             1,051,100 D-B Shares;
                       7 1,051,100 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,859,765 B Shares; 1,051,100 D-B Shares; and 1,051,100 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.83% of B Shares; 0.08% of D-B Shares; and 0.08% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 00
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  23  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Max David Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         2,239,118 B Shares
     NUMBER OF           769,456 D-B Shares;
                         769,456 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           2,239,118 B Shares
      PERSON             769,456 D-B Shares;
                         769,456 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,573,333 B Shares; 769,456 D-B Shares; and 769,456 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.90% of B Shares; 0.06% of D-B Shares; and 0.06% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                     13G                       Page  24  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Juan David Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         2,239,118 B Shares
     NUMBER OF           769,456 D-B Shares;
                         769,456 D-L Shares
                         (See Schedules I and IV)
                       5
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           2,239,118 B Shares
      PERSON             769,456 D-B Shares;
                         769,456 D-L Shares

                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,573,333 B Shares; 769,456 D-B Shares; and  769,456 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.90% of B Shares; 0.06% of D-B Shares; and 0.06% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*
     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                 13G                       Page  25  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Monique David de VanLathem
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         2,239,118 B Shares
     NUMBER OF           769,456 D-B Shares;
                         769,456 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           2,239,118 B Shares
      PERSON             769,456 D-B Shares;
                         769,456 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,573,333 B Shares; 769,456 D-B Shares; and 769,456 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     11 53.90% of B Shares; 0.06% of D-B Shares; and 0.06% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  26  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Renee Michel de Guichard
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         31,499,579 B Shares;
     NUMBER OF           2,040,598 D-B Shares;
                         2,040,598 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           31,499,579 B Shares;
      PERSON             2,040,598 D-B Shares;
                         2,040,598 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,504,833,794 B Shares; 2,040,598 D-B Shares; and 2,040,598 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 54.97% of B Shares; 0.16% of D-B Shares; and 0.16% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  27  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Magdalena Guichard Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,957,070 B Shares;
     NUMBER OF            140,000 D-B Shares;
                          140,000 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,957,070 B Shares;
      PERSON              140,000 D-B Shares;
                          140,000 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,291,285 B Shares; 140,000 D-B Shares; and 140,000 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.89% of B Shares; 0.01% of D-B Shares; and 0.01% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                 13G                       Page  28  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Rene Guichard Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,958,420 B Shares;
     NUMBER OF           140,000 D-B Shares;
                         140,000  D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,958,420 B Shares;
      PERSON             140,000 D-B Shares;
                         140,000 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,292,635 B Shares; 140,000 D-B Shares; and 140,000 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.89% of B Shares; 0.01% of D-B Shares; and 0.01% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  29  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Miguel Guichard Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,957,070 B Shares;
     NUMBER OF           140,000 D-B Shares;
                         140,000 D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,957,070 B Shares;
      PERSON             140,000 D-B Shares;
                         140,000 D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,291,285 B Shares; 140,000 D-B Shares; and 140,000  D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.89% of B Shares; 0.01% of D-B Shares; and 0.01% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  30  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Graciano Guichard Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,887,070 B Shares;
     NUMBER OF           - 0 - D-B Shares;
                         - 0 - D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,887,070 B Shares;
      PERSON             - 0 - D-B Shares;
                         - 0 - D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,221,285 B Shares; -0  D-B Shares; and -0-  D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.88% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                   13G                       Page  31  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Juan Guichard Michel
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         1,952,070 B Shares;
     NUMBER OF           130,000  D-B Shares;
                         130,000  D-L Shares
                       5 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING           1,952,070 B Shares;
      PERSON             130,000-  D-B Shares;
                         130,000  D-L Shares
                       7 (See Schedules I and IV)
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,475,286,285 B Shares; 130,000 D-B Shares; and 130,000 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.89% of B Shares; 0.01% of D-B Shares; and 0.01% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 IN
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                  13G                       Page  32  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Inversiones Franca, S.A. de C.V.
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER
                         9,893,530 B Shares;
     NUMBER OF           19,787,060 D-B Shares;
                         19,787,060 D-L Shares
                       5 (See Schedule I)
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON             9,893,530 B Shares;
                         19,787,060 D-B Shares;
                       7 19,787,060 D-L Shares
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,483,227,745 B Shares; 19,787,060 D-B Shares; and 19,787,060 D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 54.18% of B Shares; 1.54% of D-B Shares; and 1.54% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 CO
-------------------------------------------------------------------------------------------------

CUSIP No.          344419106                13G                       Page  33  of  43 Pages
---------------------------------------                          --------------------------------

-------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      1 Bancomer, S.A., as Trustee under Trust No. F/29490-0
-------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) |_|
      2                                                                              (b) |x|
-------------------------------------------------------------------------------------------------
        SEC USE ONLY
      3
-------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

      4 Mexico
-------------------------------------------------------------------------------------------------
                         SOLE VOTING POWER

     NUMBER OF         5 -0-
-------------------------------------------------------------------------------------------------
      SHARES             SHARED VOTING POWER
   BENEFICIALLY          1,473,334,215 B Shares;
     OWNED BY            -0- D-B Shares;
                         -0- D-L Shares
                       6 (See Schedules I, II and III)
-------------------------------------------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
     REPORTING
      PERSON           7 -0-
-------------------------------------------------------------------------------------------------
       WITH              SHARED DISPOSITIVE POWER
                         1,473,334,215 B Shares;
                         -0- D-B Shares;
                         -0- D-L Shares
                       8 (See Schedules II and III)
-------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9 1,473,334,215 B Shares; -0- D-B Shares; and -0- D-L Shares
-------------------------------------------------------------------------------------------------
     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions) |_|
-------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11 53.81% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
-------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*

     12 00
-------------------------------------------------------------------------------------------------

Item 1.

         (a)        Name of Issuer:
                    --------------

                     Fomento Economico Mexicano, S.A. de C.V.

         (b)        Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                      Av. General Anaya 601 pte., Col. Bella Vista, Monterrey, N.L., C.P. 64410, Mexico
Item 2.

         (a)        Name of Persons Filing
                    ----------------------

                    Max Michel Suberville, Eugenio Garza Laguera, Paulina Garza Gonda de Marroquin, Barbara Garza Gonda de Braniff, Mariana Garza Gonda de Trevino Bryan, Eva Gonda de Garza, Eva Garza Gonda de Fernandez, Consuelo Garza Laguera de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres, Maria Teresa G. de Bailleres, Inversiones Bursatiles Industriales, S.A. de C.V., Corbal, S.A. de C.V., Magdalena
                    M. de David, Alepage, S.A., Bancomer, S.A., as Trustee under Trust No. F/29013-0, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Inversiones Franca, S.A. de C.V., Bancomer, S.A., as Trustee under Trust No. F/29490-0 (together all of them, the "Trust Participants") and Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., a s Trustee (the "Technical Committee").

         (b)        Address or Principal Office or, if none, Residence:
                    ---------------------------------------------------

                    Max Michel Suberville: Cordova #16, Col. Roma, Mexico, D.F. 06700, Mexico

                    Eugenio Garza Laguera: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Paulina Garza Gonda de Marroquin: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Barbara Garza Gonda de Braniff: Ave. Universidad #1200, Col. Xoco, Mexico, D.F. 03339, Mexico

                    Mariana Garza Gonda de Trevino Bryan: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Eva Gonda de Garza: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Eva Garza Gonda de Fernandez: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Consuelo Garza Laguera de Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Alfonso Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Patricio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Juan Carlos Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Eduardo Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Eugenio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Alberto Bailleres: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico.

                    Maria Teresa G. de Bailleres: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico

                    Inversiones Bursatiles Industriales, S.A. de C.V.: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

                    Corbal, S.A. de C.V.: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico

                    Magdalena M. de David: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Alepage, S.A.: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Bancomer, S.A., as Trustee under Trust No. F/29013-0:
                    Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Max David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Juan David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Monique David de VanLathem: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Renee Michel de Guichard: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Magdalena Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Rene Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Miguel Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Graciano Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Juan Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

                    Inversiones Franca, S. A. de C.V.: Padre Mier #336 Oriente, Monterrey, N.L., Mexico

                    Bancomer, S.A., as Trustee under Trust No. F/29490-0:
                    Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

                    Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee: Av. General Anaya 601 Pte, Col. Bella Vista, Monterrey, N.L. 64410, Mexico.

         (c)        Citizenship:
                    ------------

                      Max Michel Suberville:  Mexico
                      Eugenio Garza Laguera:  Mexico
                      Paulina Garza Gonda de Marroquin:  Mexico
                      Barbara Garza Gonda de Braniff:  Mexico
                      Mariana Garza Gonda de Trevino Bryan:  Mexico
                      Eva Gonda de Garza:  Mexico
                      Eva Garza Gonda de Fernandez:  Mexico
                      Consuelo Garza Laguera de Garza:  Mexico
                      Alfonso Garza Garza:  Mexico
                      Patricio Garza Garza:  Mexico
                      Juan Carlos Garza Garza:  Mexico
                      Eduardo Garza Garza:  Mexico
                      Eugenio Garza Garza:  Mexico
                      Alberto Bailleres:  Mexico
                      Maria Teresa G. de Bailleres:  Mexico
                      Inversiones Bursatiles Industriales, S.A. de C.V.: Mexico Corbal, S.A. de C.V.: Mexico
                      Magdalena M. de David:  Mexico
                      Alepage, S.A.:  Mexico
                      Bancomer, S.A., as Trustee under Trust No. F/29013-0:
                       Mexico
                      Max David Michel:  Mexico
                      Juan David Michel:  Mexico
                      Monique David de VanLathem:  Mexico
                      Renee Michel de Guichard:  Mexico
                      Magdalena Guichard Michel:  Mexico
                      Rene Guichard Michel:  Mexico
                      Miguel Guichard Michel:  Mexico
                      Graciano Guichard Michel:  Mexico
                      Juan Guichard Michel:  Mexico
                      Inversiones Franca, S. A. de C.V.: Mexico
                      Bancomer, S.A., as trustee under Trust No. F/29490-0:
                       Mexico
                      Technical Committee under Irrevocable Trust No. F/29487-6
                       established at Bancomer, S.A., as Trustee: Mexico

         (d)        Title of Class of Securities:
                    -----------------------------

                    BD Units ("BD Units") consisting each of one Series B Share, without par value (a "B Share"), two Series D-B Shares, without par value (each a "D-B Share"), and two Series D-L Shares, without par value (each a "D-L Share"); American Depositary Shares, each representing one BD Unit ("BD Unit ADSs"); and B Units ("B Units") each consisting of five B Shares.

         (e)        CUSIP Number:
                    -------------

                    344419106

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a(n):

         (a)        [ ] Broker or dealer registered under section 15 of the Act;
         (b)        [ ] Bank as defined in section 3(a)(6) of the Act;
         (c)        [ ] Insurance company as defined in section 3(a)(19) of
                        the Act;
         (d)        [ ] Investment company registered under section 8 of the
                        Investment Company Act of 1940;
         (e)        [ ] Investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);
         (f)        [ ] Employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
         (g)        [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)        [ ] Savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act;
         (i)        [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j)        [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.|_|

Item 4.   Ownership.

         (a)        Amount beneficially owned:
                    --------------------------

                      See responses to Item 9 on pages 2 through 33.

         (b)        Percent of class:
                    -----------------

                      See responses to Item 11 on pages 2 through 33.

         (c)        Number of shares as to which such person has:
                    ---------------------------------------------

                      (i)     sole power to vote or to direct the vote:
                              See responses to Item 5 on pages 2 through 33 (including Schedules I, II and III).

                      (ii)    shared power to vote or to direct the vote:
                              See responses to Item 6 on pages 2 through 33 (including Schedules I, II, III and IV).

                      (iii)   sole power to dispose or to direct the
                              disposition of:
                              See responses to Item 7 on pages 2 through 33 (including Schedule IV).

                      (iv) shared power to dispose or to direct the disposition of:
                              See responses to Item 8 on pages 2 through 33 (including Schedules II and III).

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          See Schedules I, II, III and IV.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          See Schedules I, II, III and IV.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002
                                          Technical Committee under Irrevocable
                                          Trust No. F/29487-6 established at
                                          Bancomer, S.A., as Trustee, on its own
                                          behalf and on behalf of the Trust
                                          Participants (as defined in Item 2(a)
                                          on page 34 hereof)

                                          By   /s/ Carlos Eduardo Aldrete Ancira
                                          --------------------------------------
                                          Name:  Carlos Eduardo Aldrete Ancira
                                          Title:  Attorney-in-fact

                                   Schedule I
               Description of FEMSA's Capital Stock Voting Rights

Each B Share entitles the holder thereof to one vote at any ordinary or extraordinary general stockholders meeting of FEMSA.

The holders of D-B Shares, D-L Shares and Series L Shares (not currently issued or outstanding) (the "L Shares") are entitled to vote at stockholders meetings of FEMSA only on the following matters: (i) changes in the corporate form of FEMSA; (ii) mergers with another corporation if FEMSA is not the surviving entity, and mergers of FEMSA with another entity if the corporate purpose of such entity is different from the corporate purpose of FEMSA or its subsidiaries; (iii) change of nationality; (iv) dissolution and liquidation; and
(v) the cancellation of the registration of the D-B Shares, D-L Shares or L Shares, as the case may be, with the Seccion Especial (Special Section) of the Registro Nacional de Valores e Intermediarios (the National Registry of Securities and Intermediaries) or the removal of the listing of the D-B Shares, D-L Shares or L Shares, as the case may be, from any foreign or Mexican stock exchange.

                                  Schedule II
                   Disclaimer of Certain Pecuniary Interests

The Technical Committee (as defined in Item 2 (a) on page 34 hereof) hereby disclaims having any pecuniary interests derived from the beneficial ownership of any shares representing FEMSA's Capital Stock (as described in responses to Items 5 and 8 on page 2 hereof).

The Trust Participants (as defined in Item 2 (a) on page 34 hereof) hereby disclaim having any pecuniary interests derived from the beneficial ownership of any shares (with shared voting power and with shared dispositive power) representing FEMSA's Capital Stock (as described in responses to Items 6 and 8 on pages 3 through 33 hereof), other than, pecuniary interests derived by each Trust Beneficiary from shares that such Trust Beneficiary contributed to Bancomer S.A. Trust No. F/29487-6, which as of February 11, 2003 amount to the following:

                                                               FEMSA's Capital Stock
                                                    ---------------------------------------------
                                                      B Shares           D-B Shares          D-L
                                                    -----------         -----------        ------
Max Michel Suberville                                46,675,895               0               0
Eugenio Garza Laguera                               450,085,850               0               0
Paulina Garza Gonda de Marroquin                     75'117,273               0               0
Barbara Garza Gonda de Braniff                       75'117,273               0               0
Mariana Garza Gonda de Trevino Bryan                 75,117,273               0               0
Eva Gonda de Garza                                   75,117,273               0               0
Eva Garza Gonda de Fernandez                         75'117,273               0               0
Consuelo Garza Laguera de Garza                     103,532,500               0               0
Alfonso Garza Garza                                      73,650               0               0
Patricio Garza Garza                                     73,650               0               0
Juan Carlos Garza Garza                                  73,650               0               0
Eduardo Garza Garza                                      73,650               0               0
Alberto Bailleres                                    73,526,670               0               0
Maria Teresa G. de Bailleres                            264,250               0               0
Inversiones Bursatiles Industriales, S.A. de C.V.        81,090               0               0
Corbal, S.A. de C.V.                                  3,145,200               0               0
Magdalena M. de David                                     1,350               0               0
Alepage, S.A.                                            71,050               0               0
Bancomer, S.A., as Trustee under Trust No.
 F/29013-0                                           20,453,900               0               0
Max David Michel                                     13'480,050               0               0
Juan David Michel                                    13'480,050               0               0
Monique David de VanLathem                           13'480,050               0               0
Renee Michel de Guichard                                159,000               0               0
Magdalena Guichard Michel                             8,056,500               0               0
Rene Guichard Michel                                  8,056,500               0               0
Miguel Guichard Michel                                8,056,500               0               0
Graciano Guichard Michel                              8,056,500               0               0
Juan Guichard Michel                                  8,056,500               0               0
Inversiones Franca, S. A. de C.V.                   231,770,400               0               0
Bancomer, S.A. F/29490-0                            107,277,300               0               0

                                  Schedule III
            Description of Technical Committee's Internal Procedures

Certain of the significant shareholders of FEMSA have entered into a voting trust, the primary purpose of which is to permit shares deposited in the trust to be voted as a block, in accordance with the instructions of a technical committee. As of February 11, 2003, the aggregate number of shares deposited in the voting trust amounted to 1,473,334,215 B Shares, -0- D-B Shares and -0- D-L Shares (together all of them, the "Trust Shares") The technical committee is comprised of all of the trust participants. Each Trust Share is entitled to one vote on matters which are the subject of a technical committee vote, and most matters will be decided by a simple majority of the votes of the Trust Shares. As a consequence of such technical committee's internal procedures and for purposes of this Schedule 13G, the technical committee, as a whole, is deemed to have the beneficial ownership with sole voting power of all Trust Shares and the trust participants, as technical committee members, are deemed to have a bene ficial ownership with shared voting power over those same Trust Shares.

The trust participants agreed to certain transfer restrictions with respect to the Trust Shares. During the ten-year term of the voting trust, Trust Shares may be transferred by trust participants to spouses and immediate family members and, subject to certain conditions, to companies which are 100% owned by trust participants ("Permitted Transferees"), provided in all cases that the transferee agrees to be bound by the terms of the voting trust. In the event that a trust participant wishes to sell part of its Trust Shares to someone other than a Permitted Transferee, the other trust participants have the right of first refusal to purchase the Trust Shares which such trust participant wishes to sell. If none of the trust participants elects to acquire the Trust Shares from the selling trust participant, the technical committee will have the right to nominate (subject to the approval of technical committee members representing 75% of the Trust Shares, excluding those Trust Shares which are the subject of the sale) a purchaser for such Trust Shares. In the event that none of the trust participants nor a nominated purchaser elects to acquire such Trust Shares, the selling trust participant will have the right to sell such Trust Shares to a third party on the same terms and conditions which had been offered to the trust participants. Acquirors of Trust Shares will only be permitted to become parties to the voting trust upon the affirmative vote of technical committee members. In the event that a trust participant which holds a majority of the Trust Shares (a "Majority Trust Participant") elects to sell such Trust Shares, the other trust participants have "tag along" rights which will enable them to sell their Trust Shares to the acquiror of the Majority Trust Participant's Trust Shares. As a consequence of the transfer restrictions described in this paragraph and for purposes of this Schedule 13G, the technical committee and the trust participants are deemed to have a beneficial ownership with shared disposi tive power over all Trust Shares (subject to the Disclaimer of Certain Pecuniary Interests described in Schedule II hereof).

                                  Schedule IV
       Description of Certain Voting Procedures and Transfer Restrictions

Max Michel Suberville, Magdalena M. de David, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel and Juan Guichard Michel entered into a voting trust, the primary purpose of which is to permit shares deposited in the trust to be voted as a block, in accordance with the instructions of a technical committee. As of February 11, 2003, the aggregate number of shares deposited in the voting trust amounted to 120,751,843 B Shares; 8,707,296 D-B Shares and 8,707,296 D-L Shares (together all of them, the "Deposited Shares"). The technical committee is comprised of all of the trust participants. Each Deposited Share is entitled to one vote on matters which are the subject of a technical committee vote, and most matters will be decided by a simple majority of the votes of the Deposited Shares; provided however, that the technical committee has made a commitment under the trust ag reement to vote the Deposited Shares in the same manner as Eugenio Garza Laguera votes his own shares in any ordinary or extraordinary shareholders meeting of FEMSA. Eugenio Garza Laguera is not a technical committee member. As a consequence of such technical committee's internal procedures and for purposes of this Schedule 13G, the trust participants, as technical committee members, are deemed to have a beneficial ownership with shared voting power over all the Deposited Shares.

The trust participants agreed to certain transfer restrictions with respect to the Deposited Shares. During the eight-year term of the voting trust, Deposited Shares may be transferred by trust participants solely to spouses, immediate family members and Eugenio Garza Laguera or his designee. Notwithstanding the transfer restrictions described in this paragraph and for purposes of this Schedule 13G, each trust participant is deemed to have a beneficial ownership with sole dispositive power over the Deposited Shares which such trust participant has contributed to the voting trust.